Exhibit 99.1
FOR IMMEDIATE RELEASE
PACKAGING CORPORATION OF AMERICA REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS
Lake Forest, IL January 20, 2009 – Packaging Corporation of America (NYSE: PKG) today reported fourth quarter 2008 net income of $30 million, or $0.30 per share, compared to fourth quarter 2007 net income of $44 million, or $0.42 per share. Fourth quarter 2008 net sales were $546 million compared to fourth quarter 2007 net sales of $580 million.
Full year 2008 net income was $136 million, or $1.31 per share, compared to 2007’s record earnings of $170 million, or $1.61 per share. Net sales for 2008 and 2007 were $2.36 billion and $2.32 billion, respectively.
Lower fourth quarter earnings, compared to 2007, were driven by the severe downturn in the economy which significantly lowered volume and increased production downtime and costs, reducing earnings by about $0.21 per share. In addition, higher costs for energy, chemicals, and labor and benefits reduced earnings by $0.11 per share. These items were partially offset by higher prices for containerboard and corrugated products which improved earnings by $0.18 per share, and a lower tax rate which improved earnings by $0.03 per share.
Corrugated products shipments were down 9.9%, or about 50,000 tons, and outside sales of containerboard were down about 35,000 tons compared to last year’s fourth quarter. PCA’s containerboard mills produced 533,000 tons, and took approximately 90,000 tons of market-related downtime to match supply with the lower demand. Year-end containerboard inventories were 2,000 tons below 2007 year-end levels.
Paul T. Stecko, Chairman and CEO of PCA, said, “The past quarter was the most difficult quarter PCA has ever faced operationally, with box volume down almost 10% and mill downtime and slowbacks amounting to 90,000 tons. Despite these conditions, PCA was able to generate $0.30 per share of income and end the year with containerboard inventories 2,000 tons below year-end 2007 levels. In fact, even with unusually high cost inflation during the first half of the year, and the severe economic downturn in the fourth quarter, PCA’s full year 2008 earnings were the second best since becoming a stand-alone company in 1999.”
“Looking ahead to the first quarter”, Mr. Stecko added, “our Valdosta mill will be down for its annual maintenance outage and, in addition, market-related downtime is likely. Energy usage will be higher with colder weather, and we also expect higher chemical costs. Certain timing-related benefit costs are the highest in the first quarter, and we expect a higher tax rate. With the current economic conditions and the associated level of uncertainty, we currently estimate our first quarter earnings at about $0.20 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.4 billion in 2008. PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America 4th Quarter 2008 Earnings Conference Call

WHEN:	Wednesday, January 21, 2009
10:00 a.m. Eastern Time

NUMBER:	(866) 847-7864 (U.S. and Canada) or (703) 639-1430 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	January 21, 2009 1:00 p.m. Eastern Time through
February 4, 2009 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 1320993
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, expected downtime and slowbacks, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended December 31,
(in millions, except per share data)	2008	2007
Net sales	$546.0	$580.2
Cost of sales	(432.1)	(448.0)

Gross profit	113.9	132.2
Selling and administrative expenses	(41.3)	(42.7)
Corporate overhead	(16.6)	(13.7)
Other expense, net	(4.2)	(0.8)

Income before interest and taxes	51.8	75.0
Interest expense, net	(9.1)	(5.7)

Income before taxes	42.7	69.3
Provision for income taxes	(12.5)	(25.3)

Net income	$30.2	$44.0

Earnings per share:
Basic	$0.30	$0.42

Diluted	$0.30	$0.42

Basic common shares outstanding	101.6	104.5
Diluted common shares outstanding	102.3	105.6

Supplemental financial information:
Capital spending	$34.7	$44.6
Cash balance	149.4	228.1

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Year Ended December 31,
(in millions, except per share data)	2008	2007
Net sales	$2,360.5	$2,316.0
Cost of sales	(1,869.1)	(1,791.4)

Gross profit	491.4	524.6
Selling and administrative expenses	(173.3)	(169.4)
Corporate overhead	(61.0)	(56.2)
Other expense, net	(15.3)	(5.5)

Income before interest and taxes	241.8	293.5
Interest expense, net	(31.7)	(25.6)

Income before taxes	210.1	267.9
Provision for income taxes	(74.5)	(97.8)

Net income	$135.6	$170.1

Earnings per share:
Basic	$1.32	$1.63

Diluted	$1.31	$1.61

Basic common shares outstanding	102.8	104.5
Diluted common shares outstanding	103.6	105.5

Supplemental financial information:
Capital spending	$133.0	$113.4